Exhibit 10.3

Amendment To Employment Agreement

THIS AMENDMENT (this “Amendment”) is made by and between NAVTEQ CORPORATION (the “Company”), and JOHN MACLEOD (“Executive”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in that certain Employment Agreement by and between the Company and Executive dated September 18, 2000 (the “Agreement”).

WHEREAS, the Company and Executive are parties to the Agreement; and

WHEREAS, Section 15 of the Agreement provides that the parties may amend the Agreement at any time in writing; and

WHEREAS, the Company and Executive wish to amend the Agreement to incorporate certain changes made necessary by Section 409A of the Internal Revenue Code and to provide for the payment to Executive of a pro-rata target bonus in the event his employment is terminated by the Company without Cause or by Executive with Good Reason.

NOW THEREFORE, intending to be legally bound hereby, the parties hereby amend the Agreement as follows:

1.     Section 4(b) of the Agreement is deleted in its entirety and replaced by the following:

                                                                                              (b)           In the event the Employment Period is terminated by the Company without Cause or by Executive with Good Reason (as defined in Section 4(f) below), Executive shall be entitled to (i) receive from the Company an amount equal to Executive’s Base Salary and a pro rata target bonus for the year of termination, and (ii) continue to participate in all of the Company’s employee benefit programs for which all senior executive employees of the Company and its Subsidiaries are then generally eligible (other than bonus and incentive compensation plans) from the date of such termination through the first anniversary of the date of such termination.  The amount described in Section 4(b)(i) will be paid within 10 days following the delivery of the General Release described below in Section 4(d), provided that such General Release has by then become irrevocable.

2.     The first sentence of Section 4(d) is deleted in its entirety and replaced with the following:

                                                                                                Notwithstanding anything in this Section 4 to the contrary, Executive shall only be entitled to receive, and the Company shall only be obligated to provide, the payments and benefits set forth in Section 4(b) above if Executive has executed and delivered to the Company a General Release in form and substance substantially similar to Exhibit A attached hereto within 30 days following the termination of the Employment Period and, then, for only so long as Executive has not breached any provision of Section 5 of this Agreement or any provision of that certain Proprietary Information and Inventions Agreement, dated as of the date hereof, by and between Executive and the Company (the “Proprietary Rights Agreement”).

3.     The last two subsections of Section 4 are re-designated as subsections (e) and (f).

4.     Section 4(f) of the Agreement is deleted in its entirety and replaced with the following:

(f)            For purposes of this Agreement, “Good Reason” means (i) a significant diminution by the Company of Executive’s duties and responsibilities as compared to the duties and responsibilities of Executive as of the date hereof and/or (ii) a material reduction by the Company of Executive’s Base Salary; provided, however, that neither of the foregoing will constitute “Good Reason” unless: (x) Executive provides the Company with written objection of the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Executive resigns his employment within 240 days following the expiration of that cure period.

5.     Section 4 of the Agreement is amended by the addition of a new subsection (g) as follows:

(g)                                  Timing of Payments Following Separation from Service.  Notwithstanding the foregoing, if the termination of employment giving rise to the payments described in Section 4(b) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Section 4(b)(i) will be deferred and will not be paid until such time as Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, to amounts payable under Section 4(b), those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence of this Section 4(g)) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. § 1.409A-1(b)(9)(iii) to amounts payable hereunder.

6.     Except as otherwise amended by this Amendment, the parties hereby confirm that all of the other terms and provisions of the Agreement remain in full force and effect and remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 26 day of September, 2007.

NAVTEQ CORPORATION

By:	/s/ Judson Green

Name & Title:	Judson Green
President & CEO

JOHN MACLEOD

/s/ John MacLeod